Exhibit 99.3

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview

In this section, we discuss our results of operations on a consolidated basis and on a segment basis for each of our financial reporting segments. Our segments include retail energy, wholesale energy and other operations. For additional information about our segments, see “Business” in Item 1 of our Form 10-K and note 21 to our consolidated financial statements.

We have three key objectives and strategies:

•	We seek to be a highly efficient, customer-focused competitor. To achieve this objective, we intend to (a) effect significant reductions in our overhead and operating costs, (b) implement process efficiencies and reduce costs, (c) mothball/retire marginal assets and (d) establish an environment conducive to the development of a highly focused and motivated team.

•	We intend to strengthen our balance sheet by (a) enhancing our profitability, (b) divesting non-strategic assets and (c) accessing the capital markets to repay bank debt with the proceeds from offerings of fixed income or equity securities.

•	In order to capitalize on our competitive advantages, we intend to focus on regions where we believe the rules support competitive markets, to link our generation assets to customer loads and to capitalize on our unique retail skill set.

Our ability to achieve our strategies and objectives are subject to a number of factors some of which we may not be able to control. See “Cautionary Statement Regarding Forward-Looking Information” in this Form 8-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors” in our Form 10-K.

In 2003 and 2004, we have taken a number of actions intended to reduce our debt, strengthen our balance sheet and allow us to focus on our core business – generating, supplying and marketing electricity to customers.

•	In March 2003, we discontinued our proprietary trading activities (see note 7(b) to our consolidated financial statements).

•	In March 2003, we refinanced $5.9 billion of bank credit facilities with new facilities that mature in approximately four years (see note 9(a) to our consolidated financial statements).

•	In June and July 2003, we issued $1.1 billion in senior secured notes and $275 million in convertible senior subordinated notes and used the net proceeds of the senior secured notes to prepay debt thereby satisfying the only mandatory principal payment required under our March 2003 credit facilities prior to maturity.

•	In August 2003, we reviewed our internal cost structure and identified $140 million of annualized savings opportunities of which $25 million was realized in 2003 and $125 million is expected to be realized in 2004.

•	As part of our ongoing evaluation of our wholesale energy business, we (a) recognized an impairment of $985 million of goodwill in this segment, (b) retired 489 MW of plant assets and mothballed 824 MW of plant assets in 2003 that no longer made economic sense to currently operate and (c) sold our 588 MW Desert Basin plant operations and recorded an after-tax loss on the sale of $75 million (see notes 6 and 23 to our consolidated financial statements). In February 2004, we announced our plans to mothball and/or retire an additional 727 MW from certain peaking plants and units that serve the PJM Market subject to a review of certain reliability issues with regulators.

•	We (a) settled investigations by the CFTC relating to certain trading and price reporting issues, (b) settled all inquiries, investigations and proceedings instituted by the FERC involving us in connection with the FERC’s ongoing review of western energy markets (except the pending FERC refund proceeding) and (c) settled an investigation by the SEC concerning allegations of violations of federal securities law. See note 15 to our consolidated financial statements.

•	In December 2003, we completed the sale of our European energy operations (and recognized a loss on sale of $310 million) in order to reduce debt and allow us to focus exclusively on our United States operations (see note 22 to our consolidated financial statements).

•	In December 2003, we finalized a second amendment to our March 2003 credit facilities. In connection with the amendment, we used $917 million that had accumulated in an escrow account, including (a) the net sale proceeds of our Desert Basin plant, (b) a portion of the net sale proceeds of our European energy operations and (c) the net proceeds of our convertible senior subordinated notes to prepay debt under our March 2003 credit facilities. The amendment will give us greater flexibility to purchase selected generating assets to support our retail business in Texas. In connection with this amendment, we also canceled our $300 million senior priority facility. See note 9(a) to our consolidated financial statements.

•	In January 2004, we made the decision to not exercise our option to purchase CenterPoint’s 81% ownership interest in Texas Genco in favor of pursuing a strategy of contracting for a significant portion of our retail energy supply requirements, and over time, pursuing potential acquisitions of individual generation assets.

•	Consistent with our business objectives and strategies, in February 2004 we announced that we intend to reduce our net debt-to-adjusted EBITDA ratio significantly by the end of 2006. Consistent with this plan, we have targeted an additional $200 million in cost reductions. These reductions are in addition to our $140 million cost reduction plan discussed above.

Although we have taken a number of actions in 2003 and early 2004 to restructure our business to meet current market conditions, we continue to face a number of near and long-term challenges. The operations of our wholesale energy segment continue to be negatively affected by depressed market conditions. These, and other factors, are discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors” in our Form 10-K and other sections below.

Consolidated Results of Operations

2003 Compared to 2002

Net Loss. We reported $1.3 billion consolidated net loss, or $4.57 loss per share, for 2003 compared to $560 million consolidated net loss, or $1.92 loss per diluted share, for 2002. The $782 million increase in net loss is detailed as follows (in millions):

Wholesale energy segment EBIT	$977
Interest expense	234
Retail energy segment EBIT	(101)
Other operations segment EBIT	(59)
Discontinued operations, net of tax	(31	)(1)
Income tax expense	(25)
Interest income	(8)
Other, net	5

Net increase before cumulative effect of accounting changes	992
Cumulative effect of accounting changes in 2003, net of tax	24	(2)
Cumulative effect of accounting change in 2002, net of tax	(234	)(3)

Net increase in loss	$782

(1)	See notes 22, 23 and 24 to our consolidated financial statements.
(2)	See notes 2(c), 2(d) and 2(q) to our consolidated financial statements.
(3)	See note 6 to our consolidated financial statements.

EBIT. For an explanation of changes in EBIT, see “– EBIT by Business Segment.”

Interest Expense. We incurred $466 million of interest expense to third parties during 2003 compared to $232 million in 2002. The $234 million increase in interest expense to third parties is detailed as follows (in millions):

Interest expense on third-party debt	$163	(1)
Write-off of deferred financing costs	55	(2)
Amortization of deferred financing costs	40	(2)
Bank and facility fees	34
Unrealized loss on de-designated interest rate caps	9	(3)
Amortization of warrants	7	(4)
Amortization of adjustments to fair value of interest rate swaps	3	(1)
Capitalized interest	(57	)(5)
Reclass from other comprehensive loss for terminated interest rate swaps	(16	)(3)
Offsets to interest expense for amortization of adjustments to fair value of debt	(3	)(1)
Other, net	(1)

Net increase in expense	$234

(1)	See note 9 to our consolidated financial statements.
(2)	See note 2(r) to our consolidated financial statements.
(3)	See notes 7(a) and 9(c) to our consolidated financial statements.
(4)	See note 9(b) to our consolidated financial statements.
(5)	See note 2(i) to our consolidated financial statements.

Interest Income. We recognized interest income from third parties of $35 million for 2003 as compared to $27 million for 2002. The increase is primarily due to interest income of $13 million recorded during 2003 compared to $5 million recorded during 2002, recognized on receivables related to energy sales in California (see note 15(b) to our consolidated financial statements).

Income Tax Expense. During 2002, our effective tax rate was 48.5%. Our effective tax rate for 2003 is not meaningful due to the goodwill impairment charge of $985 million, which is non-deductible for income tax purposes. Our reconciling items from the federal statutory rate of 35% to the effective tax rate totaled $31 million for 2002. These items primarily related to state income taxes and an increase in valuation allowances primarily due to the impairment of certain venture capital investments. Our reconciling items from the federal statutory rate of 35% to the effective tax rate totaled $29 million, excluding the goodwill impairment charge, for 2003. These items primarily related to state income taxes, tax reserves, valuation allowances related to Canadian operating losses and revisions of estimates for taxes accrued in prior periods. See note 13 to our consolidated financial statements.

2002 Compared to 2001

Net Loss. We reported $560 million consolidated net loss, or $1.92 loss per diluted share, for 2002 compared to $563 million consolidated net income, or $2.03 earnings per share, for 2001. The $1.1 billion decrease in net income is detailed as follows (in millions):

Wholesale energy segment EBIT	$(913)
Discontinued operations, net of tax	(545	)(1)
Interest expense	(216)
Retail energy segment EBIT	533
Income tax benefit/expense	177
Other operations segment EBIT	80
Interest income	5
Other, net	(7)

Net decrease before cumulative effect of accounting changes	(886)
Cumulative effect of accounting change in 2002, net of tax	(234	)(2)
Cumulative effect of accounting change in 2001, net of tax	(3	)(3)

Net decrease in income	$(1,123)

(1)	See notes 22, 23 and 24 to our consolidated financial statements.
(2)	See note 6 to our consolidated financial statements.
(3)	See notes 2(d) and 7 to our consolidated financial statements.

EBIT. For an explanation of changes in EBIT, see “– EBIT by Business Segment.”

Interest Expense. We incurred $232 million of interest expense to third parties during 2002 compared to $16 million in 2001. The $216 million increase in interest expense to third parties is detailed as follows (in millions):

Interest expense on debt related to Orion Power acquisition, including amortization of adjustments	$170	(1)
Other interest expense on third-party debt	24	(2)
Reclass from other comprehensive loss for terminated interest rate swaps in 2002	16	(2)
Capitalized interest on third-party debt	11	(3)
Bank and facility fees	4
Amortization of deferred financing costs	2	(4)
Interest on margin deposits	(13)
Other, net	2

Net increase in expense	$216

(1)	See notes 5 and 9 to our consolidated financial statements.
(2)	See note 9 to our consolidated financial statements.
(3)	See note 2(i) to our consolidated financial statements.
(4)	See note 2(r) to our consolidated financial statements.

Interest Income. We recognized interest income from third parties of $27 million for 2002 compared to $22 million for 2001. The increase is primarily due to interest income of $5 million recorded during 2002, recognized on receivables related to energy sales in California (see note 15(b) to our consolidated financial statements).

Income Tax Expense. During 2001 and 2002, our effective tax rate was 38.7% and 48.5%, respectively. Our reconciling items from the federal statutory rate of 35% to the effective tax rate totaled $28 million for 2001. These items primarily related to state income taxes and goodwill amortization. Our reconciling items from the federal statutory rate of 35% to the effective tax rate totaled $31 million for 2002. See discussion above for 2002 reconciling items. See note 13 to our consolidated financial statements.

EBIT by Business Segment

The following tables present operating income (loss) and EBIT for each of our business segments for 2001, 2002 and 2003. The primary performance measure used by management to evaluate segment performance is EBIT from continuing operations, which at the segment level represents all profits or losses from continuing operations (both operating and non-operating) before deducting interest and taxes. Management believes EBIT is a good indicator of each segment’s operating performance as it represents the results of operations without regard to financing methods or capital structure. In addition, we believe EBIT from continuing operations is used by our investors as a supplemental financial measure in the evaluation of our consolidated results of operations. Items excluded from EBIT are significant components in understanding and assessing our financial performance. Additionally, our computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate it in the same fashion. For a reconciliation of our operating income (loss) to EBIT and EBIT to net income (loss), see below.

The following tables set forth our operating income (loss) and EBIT by segment for 2001, 2002 and 2003 reconciled to our consolidated net income (loss):

	Year Ended December 31, 2001
	Retail Energy	Wholesale Energy	Other Operations	Eliminations	Consolidated
	(in millions)
Total revenues	$188	$5,540	$11	$—	$5,739
Total operating expenses	(201)	(4,636)	(201)	—	(5,038)

Operating (loss) income	(13)	904	(190)	—	701
Gains from investments	—	—	23	—	23
Income of equity investments	—	7	—	—	7
Other, net	—	2	—	—	2

(Loss) earnings before interest and income taxes	(13)	913	(167)	—	733
Interest income, net					18
Income tax expense					290

Income from continuing operations					461
Income from discontinued operations, net of tax					99

Income before cumulative effect of accounting change					560
Cumulative effect of accounting change, net of tax					3

Net income					$563

	Year Ended December 31, 2002
	Retail Energy	Wholesale Energy	Other Operations	Eliminations	Consolidated
	(in millions)
Total revenues	$4,282	$6,503	$3	$(66)	$10,722
Total operating expenses	(3,762)	(6,536)	(67)	66	(10,299)

Operating income (loss)	520	(33)	(64)	—	423
Losses from investments	—	—	(23)	—	(23)
Income of equity investments	—	18	—	—	18
Other, net	—	15	—	—	15

Earnings (loss) before interest and income taxes	520	—	(87)	—	433
Interest expense, net					(200)
Income tax expense					113

Income from continuing operations					120
Loss from discontinued operations, net of tax					(446)

Loss before cumulative effect of accounting change					(326)
Cumulative effect of accounting change, net of tax					(234)

Net loss					$(560)

	Year Ended December 31, 2003
	Retail Energy	Wholesale Energy	Other Operations	Eliminations	Consolidated
	(in millions)
Total revenues	$5,729	$5,084	$1	$(225)	$10,589
Total operating expenses	(5,108)	(6,068)	(31)	225	(10,982)

Operating income (loss)	621	(984)	(30)	—	(393)
Gains from investments	—	—	2	—	2
Loss of equity investments	—	(2)	—	—	(2)
Other, net	—	9	—	—	9

Earnings (loss) before interest and income taxes	621	(977)	(28)	—	(384)
Interest expense, net					(431)
Income tax expense					88

Loss from continuing operations					(903)
Loss from discontinued operations, net of tax					(415)

Loss before cumulative effect of accounting changes					(1,318)
Cumulative effect of accounting changes, net of tax					(24)

Net loss					$(1,342)

Retail Energy

Our retail energy segment provides electricity products and services to customers, ranging from residential and small commercial customers to large commercial, industrial and institutional customers. For a description of our retail energy segment, see “Our Business – Retail Energy” in Item 1 of our Form 10-K and note 21 to our consolidated financial statements.

In 2002 and 2003, our retail energy segment was the largest contributor of income and cash flow. We view the retail business as relatively stable in the current competitive environment. We expect, given current trends in the wholesale energy markets, that this segment will be the primary contributor to our consolidated operating results in 2004. As the competitive market place in Texas evolves, we expect to lose residential and small commercial market share in the Houston market. We expect, based on current trends, that these customer losses will be partially offset by gains in residential and small commercial market share in other areas. Our efforts to gain customers outside of the Houston area may require us to increase our spending for marketing and advertising. Although our retail energy segment has recently expanded operations to focus on gaining commercial, industrial and institutional customers in the PJM Market, its primary market continues to be Texas. We expect to continue to renew contracts with a significant portion of our large commercial, industrial and institutional customers in the Texas and PJM markets, and where possible, add new customer contracts. For information regarding Texas price-to-beat regulations and other factors that could have a material impact on the results of operations of our retail energy segment, see “Our Business – Retail Energy” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors” in our Form 10-K.

We estimate a portion of our retail electricity sales and services and our energy supply costs. See “Critical Accounting Estimates” within this section. During 2003, we revised our estimates and assumptions related to 2002 and accordingly, recognized $39 million of income in our results of operations in 2003 related to 2002. These amounts are based on the latest information we have to date and as additional information becomes available, we will continue to recognize income and/or losses in future periods related to our historical results of operations.

As a part of our February 2004 cost reduction plan, we expect to restructure certain aspects of this segment, which may result in charges to earnings reflecting severance and other restructuring costs.

The following table provides summary data, including EBIT, of our retail energy segment for 2001, 2002 and 2003:

	Year Ended December 31,
	2001	2002	2003
	(in millions)
Retail electricity sales and services revenues	$114	$3,067	$4,952
Revenues from resales of purchased power and other hedging activities	—	1,063	777
Contracted commercial, industrial and institutional margins (trading margins)	74	152	—

Total revenues	188	4,282	5,729
Operating expenses:
Purchased power and delivery fees	6	3,154	4,476

Gross margin	182	1,128	1,253

Other operating expenses:
Accrual for payment to CenterPoint	—	128	47
Operation and maintenance	91	203	251
Selling and marketing	56	81	98
Bad debt expense	2	72	65
Other general and administrative	35	88	99
Loss on sales of receivables	—	10	37
Depreciation and amortization	11	26	35

Operating (loss) income and (loss) earnings before interest and income taxes	$(13)	$520	$621

Operations Data:
Electricity sales (GWh):
Residential		21,034	22,937
Small commercial		12,774	12,021
Large commercial, industrial and institutional (1)		29,044	29,041

Total		62,852	63,999

Customers as of December 31, 2002 and 2003 (in thousands, metered locations):
Residential		1,478	1,617
Small commercial		214	205
Large commercial, industrial and institutional (1)		24	38

Total		1,716	1,860

(1)	Includes volumes/customers of the Government Land Office for whom we provide services.

As described in note 2(d) to our consolidated financial statements, effective January 1, 2003, we discontinued the use of mark-to-market accounting for electricity sales to large commercial, industrial and institutional customers under executed contracts (and the related energy supply contracts) for contracts executed prior to October 25, 2002. The discontinuation of mark-to-market accounting was a result of our adoption of EITF No. 02-03. In addition, beginning October 1, 2003, we adopted EITF No. 03-11, which requires us to report a significant amount of our non-trading commodity hedging activities on a net, as opposed to a gross, basis. Accordingly, our financial results are not comparable between 2002 and 2003.

We must contract with other generators/suppliers to supply the majority of our obligations. We purchase and sell electricity supply in the market as a means to manage our energy supply. For example, we may purchase power in one zone of Texas and subsequently resell that power and purchase power in another zone of Texas based on changing energy supply needs. Prior to October 1, 2003, these transactions are recorded as gross revenues and purchased power and are disclosed in “revenues from resales of purchased power and other hedging activities” and “purchased power and delivery fees,” as applicable.

2003 Compared to 2002

EBIT. Our retail energy segment’s EBIT was $621 million for 2003 compared to $520 million for 2002. The increase of $101 million is detailed as follows (in millions):

Gross margins	$125
Accrual for payment to CenterPoint	81
Operation and maintenance, selling and marketing, bad debt expense and other general and administrative	(69)
Loss on sales of receivables	(27)
Depreciation and amortization	(9)

Net increase in income	$101

Total Revenues. Total revenues increased $1.4 billion during 2003 compared to 2002. However, as discussed above, the results of operations are not comparable between 2002 and 2003. The following table reconciles reported revenues to revenues from end-use customers on a comparable basis for 2002 and 2003 considering the impacts of applying EITF No. 02-03 and EITF No. 03-11:

	Year Ended December 31,
	2002	2003
	(in millions)
Total revenues	$4,282	$5,729
To reflect additional revenues recorded on a net basis	1,722	168

	6,004	5,897

Less: Portion of revenues recorded on a net basis related to resales of purchased power acquired for hedging activities	(865)	(168)
Less: Revenues from resales of purchased power and other hedging activities	(1,063)	(777)

Gross revenues from end-use retail customers	$4,076	$4,952

The following details our gross revenues from end-use retail customers by customer class:

	Year Ended December 31,
	2002	2003
	(in millions)
Texas (1):
Residential and small commercial	$2,832	$3,473
Large commercial, industrial and institutional	1,244	1,439

Outside of Texas:
Commercial, industrial and institutional	—	40

Gross revenue from end-use retail customers	$4,076	$4,952

(1)	With respect to our customers in Texas, we experience seasonal peak loads in the months of June, July and August due to the weather.

The $876 million increase in revenues from end-use retail customers is due to (a) increases in the price-to-beat for residential and small commercial customers in the Houston area, (b) an increase in large commercial, industrial and institutional customers’ rates that are indexed to the price of natural gas and new fixed-price contracts that were executed at higher prices, (c) a 9% increase in residential customers and sales volumes and (d) an increase in sales volumes to large commercial, industrial and institutional customers. These increases were partially offset by a decrease in small commercial customers. Our revenues from resales of purchased power and other hedging activities decreased due to changes in our strategies for risk management and hedging our electric energy supply.

Purchased Power and Delivery Fees. Purchased power and delivery fees increased $1.3 billion during 2003 compared to 2002. However, as discussed above, the results of operations are not comparable between 2002 and 2003. The following table reconciles reported purchased power and delivery fees to purchased power and delivery fees attributable to end-use customers on a comparable basis for 2002 and 2003 considering the impacts of applying EITF No. 02-03 and EITF No. 03-11:

	Year Ended December 31,
	2002	2003
	(in millions)
Total purchased power and delivery fees	$3,154	$4,476
To reflect additional purchased power and delivery fees recorded on a net basis	1,722	168

	4,876	4,644
Less: Costs of purchased power subsequently resold and other hedging activities	(1,928)	(945)

Gross purchased power and delivery fees attributable to end-use retail customers	$2,948	$3,699

The $751 million increase in purchased power and delivery fees attributable to end-use retail customers is detailed as follows (in millions):

Higher energy costs primarily due to higher natural gas prices (see above) and increased volumes	$712
Increase in rates for ERCOT ISO load related fees	39

Net increase in expense	$751

Our costs of purchased power subsequently resold and other hedging activities decreased due to changes in our strategies for risk management and hedging our electric energy supply.

Gross Margins. Our retail energy segment’s gross margins increased $125 million in 2003 compared to 2002. The increase is detailed as follows (in millions):

Higher revenue rates and volumes partially offset by higher purchased power and delivery fees	$182 (1)
Revised estimates for electric sales and supply costs related to prior periods	39
Change in accounting method (EITF No. 02-03)	(57)
Increase in rates for ERCOT ISO load related fees	(39)

Net increase in income	$125

(1)	Increase due to timing of price-to-beat fuel factor rate increases compared to higher fuel costs from changes in natural gas prices. Increase also due to higher customer count for residential and large commercial, industrial and institutional customers, as well as increased volumes for residential customers, partially offset by the impact of sales volumes for large commercial, industrial and institutional customers.

Accrual for Payment to CenterPoint. We will be required to make a payment to CenterPoint estimated to be due in the fourth quarter of 2004 related to residential customers. As of December 31, 2003, we estimate the payment to be $175 million. We accrued $128 million during 2002 and $47 million during 2003, for a total accrual of $175 million. See note 14(d) to our consolidated financial statements.

Operation and Maintenance, Selling and Marketing, Bad Debt Expense and Other General and Administrative. Operation and maintenance expenses and selling, general and administrative expenses increased $69 million in 2003 compared to 2002. The increase is detailed as follows (in millions):

Employee-related, customer-related and other administrative costs	$36	(1)
Corporate overhead charges	26	(2)
Marketing costs	14	(3)
Bad debt expense	(7	)(4)

Net increase in expense	$69

(1)	Increase due to increasing costs during 2002 to reach the normal operational level to serve customers in the Texas retail market.
(2)	Increase due to (a) compensation, severance and benefit costs, (b) higher insurance costs, including property insurance and directors’ and officers’ insurance and (c) expenses associated with our corporate office move and related costs. In addition, our retail energy segment’s proportion of the corporate overhead charges increased due to the increased support for this segment, which had increased operations in 2003 compared to 2002.
(3)	Increase due to costs of additional marketing and other costs associated with obtaining new customers in areas outside of the Houston market.
(4)	Decrease due to changes in regulations in September 2002, which allowed us to disconnect customers for non-payment of their electric bills.

Loss on Sales of Receivables. Loss on sale of receivables increased $27 million in 2003 compared to 2002. The increase is due to additional sales of receivables and increase in the discount factor pursuant to our receivables factoring facility. For additional information on our receivables facility, see note 16 to our consolidated financial statements.

Depreciation and Amortization. Depreciation and amortization expense increased $9 million in 2003 compared to 2002. The increase is primarily due to depreciation related to the information systems developed and placed in service during the first quarter of 2002.

2002 Compared to 2001

EBIT. Our retail energy segment’s EBIT was $520 million for 2002 compared to a $13 million loss for 2001. The $533 million increase in EBIT was primarily due to the commencement of full competition, which began January 1, 2002 and resulted in increased margins related to retail electric sales to residential, small commercial and large commercial, industrial and institutional customers. The increase in margins was partially offset by increased operating expenses as further discussed below.

Total Revenues. Total revenues increased $4.1 billion in 2002 compared to 2001. The increase is due to (a) retail electric sales in the Texas retail market to residential, small commercial and large commercial, industrial and institutional customers in the Houston area in connection with full competition, which began January 1, 2002 and (b) our revenues from resales of purchased power and other hedging activities.

In addition, $53 million of revenues for 2001 were recorded for billing, customer service, credit and collection and remittance services charged to CenterPoint. The associated costs are included in operation and maintenance expenses and selling, general and administrative expenses. Our retail energy segment charged for these services provided at cost. The service agreement governing these services terminated on December 31, 2001.

Purchased Power and Delivery Fees. Purchased power expense and delivery fees increased $3.1 billion in 2002 compared to 2001. The increase is due to costs associated with retail electric sales and costs of purchased power subsequently resold and other hedging activities.

Gross Margins. Our retail energy segment’s gross margins increased $946 million in 2002 compared to 2001. The increase is primarily due to the opening of the Texas market to full competition in January 2002. During 2002, the retail energy segment recognized $152 million of margins related to commercial, industrial and institutional electricity contracts (including $6 million of unrealized losses) compared to $74 million (including $73 million of unrealized gains) in 2001. For information regarding the accounting for electricity sales to large commercial, industrial and institutional customers, see note 2(d) to our consolidated financial statements.

Operation and Maintenance, Selling and Marketing, Bad Debt Expense and Other General and Administrative. Operation and maintenance expenses and selling, general and administrative expenses increased $260 million in 2002 compared to 2001. The increase is detailed as follows (in millions):

Employee-related, customer-related and other administrative costs	$111	(1)
Bad debt expense	70	(2)
Gross receipt taxes	59	(3)
Corporate overhead charges	44	(4)
Marketing costs, primarily in Texas	23	(1)
General and administrative costs charged to CenterPoint in 2001	(53	)(5)
Other, net	6

Net increase in expense	$260

(1)	Increase primarily due to the Texas retail market opening to full competition in January 2002.
(2)	Increase associated with the start-up of the retail electric market and regulations which, until September 2002, did not allow us to disconnect customers for non-payment of their electric bills.
(3)	Increase relates to increased retail electric sales.
(4)	Increase due to higher information technology costs, advisory fees, legal costs and insurance to support this segment.
(5)	See discussion above.

Loss on Sales of Receivables. Loss on sale of receivables increased $10 million in 2002 compared to 2001 reflecting the establishment of our receivables facility in 2002. See note 16 to our consolidated financial statements.

Depreciation and Amortization. Depreciation and amortization expense increased $15 million in 2002 compared to 2001. The increase is detailed as follows (in millions):

Information systems	$17
Goodwill amortization in 2001	(2	)(1)

Net increase in expense	$15

(1)	See note 6 to our consolidated financial statements.

Wholesale Energy

As of December 31, 2003, our wholesale energy segment owned or leased electric power generation facilities with an aggregate net operating generating capacity of 18,719 MW (excluding units retired or mothballed and discontinued operations). For a description of the wholesale energy segment, see “Our Business – Wholesale Energy” in Item 1 of our Form 10-K and note 21 to our consolidated financial statements.

The EBIT of our wholesale energy segment has declined significantly since 2001 primarily as a function of depressed market conditions. In 2003, the EBIT of this segment was also negatively affected by an $80 million trading loss in the first quarter of that year. In March 2003, we discontinued our proprietary trading business.

In 2003, we (a) recognized an impairment of $985 million of goodwill in this segment, (b) retired 489 MW of plant assets and mothballed 824 MW of plant assets and (c) sold our 588 MW Desert Basin plant (see notes 6 and 23 to our consolidated financial statements). In February 2004, we announced our plans to mothball and/or retire an additional 727 MW from certain peaking plants and units that serve the PJM Market subject to a review of certain reliability issues with regulators.

Based on current trends, we do not anticipate that conditions in the wholesale energy markets are likely to improve significantly in 2004. However, we believe that the wholesale energy market is cyclical and that conditions will ultimately improve. For information regarding factors that could have a material impact on the results of operations of our wholesale energy segment, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors” in our Form 10-K.

As part of our February 2004 cost reduction plan, we expect to restructure certain aspects of this segment, which may result in charges to earnings reflecting severance and other restructuring costs.

The following table provides summary data, including EBIT, of our wholesale energy segment for 2001, 2002 and 2003:

	Year Ended December 31,
	2001	2002 (1)	2003 (1)
	(in millions)
Revenues	$5,236	$6,367	$5,133
Trading margins	304	136	(49)

Total revenues (2)	5,540	6,503	5,084
Operating expenses:
Fuel and cost of gas sold (2)	1,438	1,088	1,327
Purchased power (2)	2,492	4,261	2,572

Gross margin (3)	1,610	1,154	1,185

Other operating expenses:
Operation and maintenance	475	713	670
Bad debt expense	—	10	(2)
Other general and administrative	114	147	174
Wholesale energy goodwill impairment	—	—	985
Depreciation and amortization	117	317	342

Operating income (loss)	904	(33)	(984)

Other income (expense):
Income (loss) of equity investments	7	18	(2)
Other, net	2	15	9

Earnings (loss) before interest and income taxes	$913	$—	$(977)

Margins:
Power generation (3)	$1,306	$1,018	$1,234
Trading	304	136	(49)

Total	$1,610	$1,154	$1,185

Power Generation Data (4):
Wholesale power sales volumes (GWh) (5)	63,298	127,811	113,299
Wholesale power purchase volumes (GWh) (5)	37,490	87,774	70,610

Wholesale net power generation volumes (GWh)	25,808	40,037	42,689

(1)	The results of operations and volumes for 2002 include the results of Orion Power from the date of acquisition (February 19, 2002), while the results for 2003 include a full year of Orion Power.
(2)	In July 2003, the EITF issued EITF No. 03-11, which became effective October 1, 2003. At that time, we began reporting prospectively the settlement of sales and purchases of fuel and purchased power related to our non-trading commodity derivative activities that were not physically delivered on a net basis in our results of operations based on the item hedged pursuant to EITF No. 03-11. This resulted in decreased revenues and decreased fuel and cost of gas sold and purchased power of $666 million for the fourth quarter of 2003. We believe the application of EITF No. 03-11 will continue to result in a significant amount of our non-trading commodity derivative activities being reported on a net basis prospectively that were previously reported on a gross basis. We did not reclassify amounts for periods prior to October 1, 2003. See note 2(d) to our consolidated financial statements.
(3)	Total revenues less fuel and cost of gas sold and purchased power.
(4)	These amounts exclude volumes associated with our Desert Basin plant operations and operations of our hydropower plants, which are classified as discontinued operations.
(5)	Includes physically delivered volumes, physical transactions that are settled prior to delivery and hedge activity related to our power generation portfolio.

2003 Compared to 2002

EBIT. Our wholesale energy segment’s EBIT was a loss of $977 million for 2003 compared to $0 for 2002. The decrease of $977 million is detailed as follows (in millions):

Goodwill impairment	$(985	)(1)
Trading margins	(185)
Other general and administrative	(27)
Depreciation and amortization	(25)
Income/loss of equity investments	(20)
Power generation margins	216
Operation and maintenance	43
Bad debt expense	12
Other, net	(6)

Net decrease in income	$(977)

(1)	See note 6 to our consolidated financial statements.

Revenues. Our wholesale energy segment’s revenues, excluding trading margins, decreased $1.2 billion in 2003 compared to 2002. The decrease is primarily due to (a) the application of EITF No. 03-11, which reduced 2003 revenues by $666 million (see note 2(d) to our consolidated financial statements) and (b) a 15% decrease in power sales volumes. The decrease is partially offset by (a) $209 million of changes in our refund obligation and credit reserves for energy sales in California (see note 15(b) to our consolidated financial statements) and (b) $172 million due to the inclusion of a full year’s results of Orion Power’s operations in 2003 as the acquisition occurred in February 2002. Our revenues from power sales and other hedging activities decreased due to changes in our strategies and our liquidity constraints for risk management, hedging and optimizing of our generation portfolio.

Fuel and Cost of Gas Sold and Purchased Power. Our wholesale energy segment’s fuel and cost of gas sold and purchased power decreased $1.4 billion in 2003 compared to 2002. The decrease is primarily due to (a) the application of EITF No. 03-11, which reduced 2003 fuel and cost of gas sold and purchased power by $666 million (see note 2(d) to our consolidated financial statements) and (b) decreased purchased power volumes and a decrease in prices of purchased power as a result of our hedging activities (see above).

Trading Margins. Trading margins decreased $185 million in 2003 compared to 2002. The decrease is primarily due to the discontinuance of proprietary trading in March 2003 and a pre-tax loss of approximately $80 million in connection with a financial gas spread position during the month of February 2003. In addition, the reduced market liquidity driven by the industry’s restructuring contributed to the decrease. The decrease was partially offset by the impact of positive reserve and valuation adjustments totaling $11 million recorded during 2003. See “Quantitative and Qualitative Disclosures About Market Risk” in exhibit 99.4 of this Form 8-K.

Power Generation Margins. Our wholesale energy segment’s power generation margins increased $216 million in 2003 compared to 2002. The increase is detailed as follows (in millions):

California energy sales refund provision charges in 2002	$176	(1)
California energy sales refund provision reversals in 2003	110	(1)
Mid-Continent and New York regions – full year for Orion Power	58	(2)
Mid-Atlantic region, excluding expiration of capacity contract	64	(3)
ERCOT Region	29	(4)
Margins associated with CenterPoint	18	(5)
FERC settlement recorded in 2002	14	(6)
Margins resulting from a terminated counterparty	12
Mid-Atlantic region – expiration of capacity contract	(66)
California energy sales credit provision reversals in 2002	(62	)(1)
West region	(56	)(7)
New York region	(39	)(8)
FERC settlement in October 2003	(37	)(6)
California energy sales credit provisions in 2003	(15	)(1)
Other, net	10

Net increase in income	$216

(1)	See note 15(b) to our consolidated financial statements.
(2)	Increase due to the inclusion of a full year’s results of Orion Power’s operations in 2003, as the acquisition occurred in February 2002.
(3)	Increase primarily due to increased margins from our coal plants due to higher power prices driven by increased natural gas prices.
(4)	Increase primarily due to increased steam sales at the Channelview facility.
(5)	Increase associated with billings to CenterPoint for engineering, technical and other support services provided to Texas Genco’s facilities under a support agreement entered into in September 2002 (see note 3 to our consolidated financial statements).
(6)	See note 15(a) to our consolidated financial statements.
(7)	Decrease due to (a) lower spark spreads during 2003, (b) settlement of 2002 electric energy hedges entered into at higher prices and (c) an increase in losses due to hedge ineffectiveness.
(8)	Decrease as a result of increased fuel costs due to unhedged fuel positions and forward power sales.

Operation and Maintenance. Operation and maintenance expenses for our wholesale energy segment decreased $43 million in 2003 compared to 2002. The decrease is detailed as follows (in millions):

Development costs	$(41	)(1)
Severance expense related to restructuring in 2002	(20)
Planned power generation maintenance projects and outages	(17	)(2)
Consulting fees	(12)
Full year for Orion Power	30
Facilities reaching commercial operation in 2002 and 2003	16	(3)
Other, net	1

Net decrease in expense	$(43)

(1)	Decrease due to direct write-offs of development costs due to the cancellation of power generation projects in 2002 and less development activity in 2003.
(2)	Decrease primarily due to timing of maintenance projects in the West ($12 million) and Mid-Atlantic ($5 million) regions.
(3)	Increase due to the Hunterstown and Choctaw facilities reaching commercial operation in 2003 and the Channelview and Liberty facilities reaching commercial operation in 2002.

Bad Debt Expense. Bad debt expense decreased $12 million in 2003 compared to 2002 due to (a) a change in the methodology and (b) a change in our customer base, which had improved credit. These decreases were partially offset by the recognition of $6 million of bad debt expense during the nine months ended September 30, 2003, related to the Liberty generating station tolling agreement.

Other General and Administrative. Other general and administrative expenses increased $27 million in 2003 compared to 2002. The increase is detailed as follows (in millions):

CFTC settlement in November 2003	$18	(1)
Corporate overhead allocations	17	(2)
Legal costs	(7)
Salaries and benefits	(4)
Other, net	3

Net increase in expense	$27

(1)	See note 15(a) to our consolidated financial statements.
(2)	Increase due to severance costs and expenses associated with our corporate office move in 2003. These increases were partially offset by lower legal costs and information technology costs.

Depreciation and Amortization. Depreciation and amortization expense increased $25 million in 2003 compared to 2002. The increase is detailed as follows (in millions):

Full year for Orion Power	$18
Amortization of emission allowances due to higher average prices of allowances used	14
Early retirement of certain units at Sayreville and Etiwanda facilities in 2003	14
Two power generation facilities reaching commercial operation in 2003	14
Write-down of office building to fair value less costs to sell in 2003	7
Impairment charges related to turbines and generators in 2002	(37	)(1)
Early retirement of certain units at the Warren facility in 2002	(15)
Other, net	10

Net increase in expense	$25

(1)	See note 14(c) to our consolidated financial statements.

Income (Loss) of Equity Investments. The equity income/loss in both years primarily resulted from an investment in an electric generation plant in Boulder City, Nevada. The equity income related to our investment in the plant decreased $21 million in 2003 compared to 2002, primarily due to receipts of $22 million of business interruption and property/casualty insurance settlements during 2002.

2002 Compared to 2001

EBIT. Our wholesale energy segment’s EBIT was $0 for 2002 compared to income of $913 million for 2001. The decrease of $913 million is detailed as follows (in millions):

Power generation margins	$(807	)(1)
Trading margins	(172	)(1)
Depreciation and amortization	(73	)(1)
Operation and maintenance	(36	)(1)
Other general and administrative	(29	)(1)
Bad debt expense	(10)
Orion Power acquisition in 2002	192
Other, net	22	(1)

Net decrease in income	$(913)

(1)	Excludes effects of the Orion Power acquisition, which occurred in February 2002. See note 5 to our consolidated financial statements.

Revenues. Our wholesale energy segment’s revenues, excluding trading margins, increased $1.1 billion in 2002 compared to 2001. The increase is primarily due to (a) $2.2 billion in the Mid-Atlantic region as a result of hedging activities and (b) $1.0 billion related to the Orion Power acquisition in February 2002. The increase was partially offset by a $2.4 billion decrease in the West region as a result of reduced generation, reduced hedging activities and lower prices for power sales.

Fuel and Cost of Gas Sold and Purchased Power. Our wholesale energy segment’s fuel and cost of gas sold and purchased power increased $1.4 billion in 2002 compared to 2001. The increase is primarily due to (a) $2.3 billion in the Mid-Atlantic region as a result of hedging activities and (b) $444 million due to the Orion Power acquisition. The increase was partially offset by a $1.7 billion reduction of generation volumes, reduced hedging activities and lower prices for fuel in the West region.

Trading Margins. Trading margins decreased $168 million in 2002 compared to 2001. The decrease is primarily due to lower commodity volatility in the power markets, reduced market liquidity driven by the industry’s restructuring and the reduction of our trading activities as a result of our restructuring in 2002.

Power Generation Margins. Our wholesale energy segment’s power generation margins decreased $288 million in 2002 compared to 2001. The decrease is detailed as follows (in millions):

West region	$(641	)(1)
California energy sales refund provision charges in 2002	(176	)(2)
Mid-Atlantic region	(68	)(3)(4)
Other regions	(54	)(4)(5)
Ineffectiveness of cash flow hedges	(28	)(4)(6)
Orion Power acquisition in 2002	519
Provision for Enron receivables and derivative assets	63	(7)
California energy sales credit provision reversals in 2002	62	(2)
ERCOT Region	29	(8)
Other, net	6	(4)

Net decrease in income	$(288)

(1)	Decrease due to (a) the loosening of tight supply and demand conditions that existed in the first half of 2001, (b) a full year of energy price caps which were initially implemented in June 2001 and (c) other regulatory provisions that suppressed ancillary services revenues.
(2)	See note 15(b) to our consolidated financial statements.
(3)	Decrease due to a decline in power prices and reduced capacity revenues as a result of the expiration of a large capacity contract and lower capacity market conditions, which were primarily a result of increased generation supply in the region as well as regulatory intervention.
(4)	Excludes effects of the Orion Power acquisition, which occurred in February 2002. See note 5 to our consolidated financial statements.
(5)	Decrease primarily due to decreases in power prices, losses on our tolling contracts and increased gas transportation costs in 2002.
(6)	Decrease due to $27 million gain in 2001 primarily related to the California market compared to $1 million loss in 2002. See note 7(a) to our consolidated financial statements.
(7)	See note 15(a) to our consolidated financial statements.
(8)	These assets began commercial operation in the last half of 2001 and in June 2002.

Operation and Maintenance. Operation and maintenance expenses for our wholesale energy segment increased $238 million in 2002 compared to 2001. The increase is detailed as follows (in millions):

Orion Power acquisition in 2002	$202
Development write-offs in 2002	27
Severance expense related to restructuring in 2002	20
Channelview facility achieving commercial operation in 2002	11
Consulting costs related to restructuring in 2002	9
Lower maintenance and outage costs	(27	)(1)
Development cost write-offs in 2001	(9)
Other, net	5	(1)

Net increase in expense	$238

(1)	Excludes effects of the Orion Power acquisition, which occurred in February 2002. See note 5 to our consolidated financial statements.

Bad Debt Expense. Bad debt expense increased $10 million in 2002 compared to 2001 due primarily to the financial deterioration of counterparties in the wholesale energy industry in 2002.

Other General and Administrative. Other general and administrative expenses increased $33 million in 2002 compared to 2001. The increase is detailed as follows (in millions):

Corporate overhead allocations	38	(1)
Other, net	(5)

Net increase in expense	$33

(1)	Increase due to higher information technology costs, advisory fees and legal costs.

Depreciation and Amortization. Depreciation and amortization expense increased $200 million in 2002 compared to 2001. The increase is detailed as follows (in millions):

Orion Power acquisition in 2002	$127
Impairment charges related to turbines and generators in 2002	37
Information technology systems placed in service in the third quarter of 2002	16
Early retirement of certain units at the Warren facility in 2002	15
Generating plants placed in service during second half of 2001 and in June 2002	14
Emissions credit amortization	(15	)(1)(2)
Goodwill amortization in 2001	(4	)(3)
Other, net	10	(2)

Net increase in expense	$200

(1)	Decrease primarily due to higher amortization in the West region in 2001 due to increased power generation levels and higher prices for emission credits.
(2)	Excludes effects of the Orion Power acquisition, which occurred in February 2002. See note 5 to our consolidated financial statements.
(3)	See note 6 to our consolidated financial statements.

Income of Equity Investments. Our wholesale energy segment’s income of equity investments increased $11 million in 2002 compared to 2001. The equity income in both years primarily resulted from an investment in an electric generation plant in Boulder City, Nevada. The increase is detailed as follows (in millions):

Business interruption and property/casualty insurance settlements receipts in 2002	$22
Decreases in margins due to lower prices realized in 2002	(5)
Other, net	(6)

Net increase in income	$11

Other Income, net. Other income, net increased $13 million in 2002 compared to 2001. The increase is primarily due to billings for software services to support the operations of generating facilities of Texas Genco.

Other Operations

Our other operations segment includes the operations of our venture capital business and unallocated corporate costs.

The following table provides summary data, including EBIT, of our other operations segment for 2001, 2002 and 2003:

	Year Ended December 31,
	2001	2002	2003
	(in millions)
Total revenues	$11	$3	$1
Operating expenses:
Operation and maintenance	20	4	—
Selling and marketing	2	—	—
Bad debt expense	1	—	—
Other general and administrative	136	48	—
Depreciation and amortization	42	15	31

Total operating expenses	201	67	31

Operating loss	(190)	(64)	(30)

Other income (expense):
Gain (loss) from investments	23	(23)	2

Loss before interest and income taxes	$(167)	$(87)	$(28)

2003 Compared to 2002

Other operation’s loss before interest and income taxes was $28 million for 2003 compared to $87 million for 2002. The decrease of $59 million is detailed as follows (in millions):

Pre-tax, non-cash accounting settlement charge in 2002 for certain benefit obligations associated with our separation from CenterPoint	$(47	)(1)
Impairment of certain venture capital investments in 2002	(32	)(2)
Texas franchise taxes	8
Unallocated corporate costs associated with our discontinued European energy operations	7
Change in gains/losses from investments	8
Other, net	(3)

Net decrease in loss	$(59)

(1)	See note 12 to our consolidated financial statements.
(2)	See note 2(o) to our consolidated financial statements.

2002 Compared to 2001

Other operation’s loss before interest and income taxes was $87 million for 2002 compared to $167 million for 2001. The decrease of $80 million is detailed as follows (in millions):

Pre-tax, non-cash charge recorded in 2001 relating to the redesign of some of CenterPoint’s benefit plans in anticipation of our separation from CenterPoint	$(100	)(1)
Restructuring charges in connection with exiting our communications business in 2001	(35	)(2)
Goodwill impairment related to the exiting of our communications business in 2001	(19	)(2)
Operating loss for our communications business in 2001	(18)
Pre-tax, non-cash accounting settlement charge in 2002 for certain benefit obligations associated with our separation from CenterPoint	47	(1)
Impairment of certain venture capital investments in 2002	32	(3)
Other, net	13

Net decrease in loss	$(80)

(1)	See note 12 to our consolidated financial statements.
(2)	See note 17 to our consolidated financial statements.
(3)	See note 2(o) to our consolidated financial statements.

Risk Factors

We have not updated our Risk Factors from our Form 10-K. For our risk factors, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors” in our Form 10-K.

Liquidity and Capital Resources

In this section, we discuss the principal sources of capital resources required for us to operate our business. We also identify known trends, demands, commitments, events or uncertainties that may affect our current and future liquidity or capital resources. In the last part of this section, we provide information regarding our historical cash flows.

Sources of Liquidity and Capital Resources

Our principal sources of liquidity and capital resources are cash flows from operations, borrowings under our various revolving credit facilities, proceeds from certain debt offerings and equity offerings and securitization of assets.

Cash Flows from Operations. All of our operations are conducted by our subsidiaries. As a result, Reliant Energy’s cash flow is dependent upon the receipt from its subsidiaries of cash dividends, distributions or other transfers of cash generated by their operations. In 2002 and 2003, the primary source of cash flows from operations was from our retail energy segment. We expect that our retail operations will continue to be our primary source of operating cash flows through at least 2004. For a description of factors that could affect the cash flows from operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors” in our Form 10-K and notes 2(l) and 9 to our consolidated financial statements.

Credit Capacity, Cash and Cash Equivalents. The following table summarizes our credit capacity, cash and cash equivalents and current restricted cash for our continuing operations at December 31, 2003:

	Total		Reliant Resources	Orion Power		Other
	(in millions)
Total committed credit	$7,243	(1)	$5,260	$1,162		$821
Outstanding borrowings	5,215	(1)	3,343	1,065		807
Outstanding letters of credit	902		869	33		—

Unused borrowing capacity	1,126	(2)	1,048	64	(2)	14
Cash and cash equivalents	146		23	10		113
Current restricted cash (3)	234		7	195		32

Total	$1,506		$1,078	$269		$159

(1)	As of December 31, 2003, we had consolidated current and long-term debt outstanding of $5.3 billion related to our continuing operations. As of December 31, 2003, $123 million of our committed credit facilities are to expire by December 31, 2004. For a discussion of our credit facilities, bonds, notes and other debt, see note 9(a) to our consolidated financial statements.
(2)	As discussed in notes 9(a) and 15(c) to our consolidated financial statements, $5 million of the unused capacity relates to Liberty’s working capital facility, which is currently not available to Liberty.
(3)	Current restricted cash includes cash at certain subsidiaries, the transfer or distribution of which is effectively restricted by the terms of financing agreements but is otherwise available to the applicable subsidiary for use in satisfying certain of its obligations.

All of our major credit and other debt agreements contain restrictive covenants. Failure to comply with these covenants could have a number of effects, including limitations on our ability to make additional borrowings under our credit facilities, increases in borrowing costs and the acceleration of indebtedness. For additional information regarding these covenants, and the impact of a default under these covenants on our ability to borrow funds, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors” in our Form 10-K and note 9 to our consolidated financial statements.

Shelf Registration. We currently have an effective shelf registration that allows us to issue up to an aggregate of $3.5 billion in securities. We have not yet issued any securities under this registration statement. However, we may, from time to time, sell any combination of debt securities, common stock, preferred stock and warrants in one or more offerings up to $3.5 billion.

Factors affecting Future Sources of Liquidity and Capital Resources. Although we are committed to identifying opportunities through restructuring our business operations and otherwise to reduce our liquidity needs, it is possible that we may need to incur additional debt or to issue equity or convertible instruments (subject to restrictions contained in our credit facilities and other debt agreements), to meet future obligations. Our ability to supplement our liquidity and capital resources could be affected by a number of factors, including those discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors” in our Form 10-K. In particular, the following factors could affect our ability to raise additional financings:

•	general economic conditions, including economic conditions in the financial and capital markets and the availability of credit in such markets;

•	the financial markets’ expectations regarding:

•	the current and future performance and cash flows of our retail energy and wholesale energy operations;

•	the success of our efforts to reduce our cost structure and restructure our operations; and

•	our ability to successfully manage regulatory, litigation and other risks;

•	the financial market’s expectations regarding any plans we may have to issue additional equity or incur additional debt for purposes of acquiring individual ERCOT generating plants; and

•	our credit ratings (as discussed in more detail below).

Although we have completed a number of financing transactions in 2003, we anticipate that continuing depressed conditions within the wholesale electric markets, our sub-investment grade credit ratings and other uncertainties will continue to have an impact on our ability to borrow funds on acceptable terms. If we require, but are unable to obtain, additional sources of financing to meet our future capital requirements, our financial condition and future results of operations could be materially adversely affected.

Our long-term credit ratings are, and are likely to remain for the next few years, below investment grade. Our long-term credit ratings are:

Date Assigned	Rating Agency	Rating (1)	Rating Description (2)	Rating
June 16, 2003	Moody’s	B2	Stable Outlook	Unsecured
June 10, 2003	Standard & Poor’s	B	Negative Outlook	Corporate
May 29, 2003	Fitch	B	Stable Outlook	Unsecured

(1)	Each of the ratings assigned to us by Moody’s, Standard & Poor’s and Fitch are sub-investment grade.
(2)	Moody’s rating description represents its opinion regarding the likely direction of a rating over an approximately 18-month horizon. A stable outlook indicates that no change is expected. Standard & Poor’s rating description accesses the potential direction of a credit rating over the intermediate to long term. A negative outlook means that a rating may be lowered. Fitch’s rating description indicates the direction a rating is likely to move over a one to two-year period. A stable outlook indicates that no change is expected.

The ratings of our convertible senior subordinated notes and senior secured notes are:

Date Assigned	Rating Agency	Rating
$275 million 5.00% convertible senior subordinated notes due 2010:
June 20, 2003	Moody’s	B3
June 20, 2003	Standard & Poor’s	CCC+
June 19, 2003	Fitch	B-

$550 million 9.25% senior secured notes due 2010:
June 20, 2003	Moody’s	B1
June 20, 2003	Standard & Poor’s	B
June 27, 2003	Fitch	B+

$550 million 9.50% senior secured notes due 2013:
June 20, 2003	Moody’s	B1
July 23, 2003	Standard & Poor’s	B
June 27, 2003	Fitch	B+

We cannot assure that these ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities and may be revised or withdrawn at any time by the rating agencies. Each rating should be evaluated independently of any other rating. For a discussion of the impact of previous downgrades in our credit ratings on our capital requirements, see “– Contractual Obligations and Contractual Commitments” below.

Liquidity and Capital Requirements

Our liquidity and capital requirements are primarily a function of our working capital needs, capital expenditures, debt service requirements and collateral requirements. Examples of working capital needs include purchases of fuel and electricity, plant maintenance costs (including required environmental expenditures) and corporate costs such as payroll.

In 2003, we began a review of our operating structure with the objective of reducing our costs. During 2003, we identified $140 million of annualized savings opportunities of which $25 million was realized in 2003 and $125 million is expected to be realized in 2004. Consistent with our business objectives and strategies described in “– Overview,” in February 2004 we announced that we intend to reduce our net debt-to-adjusted EBITDA ratio significantly by the end of 2006. Consistent with this plan, we have targeted an additional $200 million in cost reductions. In addition, we have curtailed plans to construct any new generation plants (apart from the completion of projects that we are contractually committed to complete), retired or mothballed generation units that are no longer economic to operate and have sold non-core business operations and assets (e.g., our European energy operations). With the implementation of these strategies, we are seeking to restructure our operations and business with the objective of achieving by the end of 2006 credit metrics consistent with those that rating agencies currently ascribe to companies with investment grade status. Our ability to achieve this objective is subject to a number of assumptions, including our future economic performance. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors” in our Form 10-K.

In 2004, we intend to continue to identify and pursue opportunities to restructure our business operations in order to reduce our costs and our liquidity and capital requirements. However, our ability to reduce our cost structure, while maintaining prudent operating standards, is limited. In addition, we may incur short-term costs in the form of severance payments and other restructuring costs as part of our efforts to reduce our cost structure. Finally, there is a risk that, in restructuring our operations to focus on our core markets, we may be precluded from exploring business opportunities in other markets.

Capital Expenditures. The following table sets forth the capital expenditures we incurred in 2003 and the estimates of these expenditures for 2004 through 2006 (in millions):

	2003	2004	2005	2006
Maintenance capital expenditures:
Retail energy	$23	$21	$20	$20
Wholesale energy	108	102	74	101
Other operations	43	17	16	16

	174	140	110	137
Construction of new generating facilities	398	125	—	—

Total capital expenditures	$572	$265	$110	$137

The future expenditures described in this table include the following expenditures:

•	Generating Projects. As of December 31, 2003, we had two generating facilities under construction. We completed one in February 2004 and expect to complete the other in the third quarter of 2004. Total estimated cost of constructing these facilities is $1.2 billion. As of December 31, 2003, we had incurred $1.1 billion in construction costs, property, plant and equipment and spare parts inventory on these projects, which was funded from debt.

•	Environmental Expenditures. We anticipate spending up to $108 million in capital expenditures from 2004 through 2006 for environmental compliance, totaling approximately $28 million, $12 million and $68 million for 2004, 2005 and 2006, respectively. In addition, we anticipate spending $39 million in capital expenditures for environmental compliance in 2007.

We have no further capital expenditure commitments in 2007 and 2008.

In addition, we expect to spend $16 million for 2004 through 2008 for pre-existing environmental conditions and remediations, all of which have been provided for in our consolidated balance sheet as of December 31, 2003 and are excluded from the table above.

Major Maintenance Expenses. The following table sets forth the major maintenance expenses we incurred in 2003 and the estimates of these expenses for 2004 through 2008 (in millions):

	2003	2004	2005	2006	2007	2008
Major maintenance cash expenses	$92	$110	$118	$93	$138	$109

Contractual Obligations and Contractual Commitments. In the following table, we provide disclosure concerning our obligations and commitments to make future payments under contracts, such as debt and lease agreements and purchase obligations, as of December 31, 2003 for 2004 through 2009 and thereafter:

Contractual Obligations	Total	2004	2005		2006	2007	2008	2009 and thereafter
	(in millions)
Debt, including credit facilities (1)	$5,219	$126	$345	(6)	$38	$1,994	$28	$2,688
REMA operating lease payments (2)	1,347	84	75		64	65	62	997
Other operating lease payments (2)	796	97	95		94	68	62	380
Trading and derivative liabilities (3)	558	349	95		58	23	13	20
Other commodity commitments (4)	4,018	1,529	763		321	151	106	1,148
Payment to CenterPoint (5)	175	175	—		—	—	—	—
Stadium naming rights (4)	266	10	10		10	10	10	216
Maintenance agreements obligations (4)	434	50	38		36	48	39	223
Other	13	3	5		5	—	—	—

Total contractual cash obligations	$12,826	$2,423	$1,426		$626	$2,359	$320	$5,672

(1)	See note 9 to our consolidated financial statements.
(2)	See note 14(a) to our consolidated financial statements.
(3)	See note 7 to our consolidated financial statements.
(4)	See note 14(f) to our consolidated financial statements.
(5)	See note 14(d) to our consolidated financial statements.
(6)	Included in this amount is $312 million of Orion MidWest credit maturities (October 2005). Prior to their maturities, we believe that Orion MidWest’s and Orion NY’s future cash flows from operations will be sufficient to meet the scheduled principal payments and required prepayments. We anticipate refinancing any remaining outstanding borrowings prior to or upon maturity.

As a result of our March 2003 refinancing and our June and July 2003 capital markets debt issuances, our interest expense has increased substantially. For additional information, see note 9 to our consolidated financial statements.

In most cases involving our commercial contracts and/or guarantees, the impact of further rating downgrades is negligible. The following table details our cash collateral posted and letters of credit outstanding as of February 20, 2004:

	Total	Reliant Resources	Orion Power	Other
	(in millions)
Cash collateral posted:
For commercial operations	$116	$113	$3	$—
In support of financings	42	—	—	42

	$158	$113	$3	$42

Letters of credit outstanding:
For commercial operations	$618	$598	$20	$—
In support of financings	440	—	17	423

	$1,058	$598	$37	$423

In certain cases, our counterparties have elected not to require us to post collateral to which they are otherwise entitled under certain agreements. However, these counterparties retain the right to request such collateral. Factors that could trigger increased demands for collateral include additional adverse changes in our industry, negative regulatory or litigation developments and/or changes in commodity prices. Based on current commodity prices, we estimate that as of February 20, 2004, we could be contractually required to post additional collateral of up to $243 million related to our total operations (continuing and discontinued). As of February 20, 2004, we had $31 million in unrestricted cash and cash equivalents from our total operations and $959 million available under committed corporate facilities.

We are involved in a number of legal, environmental and other proceedings before courts and governmental agencies. We are also subject to ongoing investigations by various governmental agencies. Although we cannot predict the outcome of these proceedings, many of these matters involve substantial claim amounts which, in the event of an adverse judgment, could have a material adverse effect on our results of operations, financial condition and cash flows. For additional information, see note 15 to our consolidated financial statements.

Off-Balance Sheet Arrangements

In this section we discuss our off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has (a) made guarantees, (b) a retained or a contingent interest in transferred assets, (c) an obligation under derivative instruments classified as equity or (d) any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the company, or that engages in leasing, hedging or research and development arrangements with the company.

In 2002, we formed a qualified special purpose entity as a bankruptcy remote subsidiary and entered into a receivables facility arrangement, which we amended in 2003. This arrangement with certain financial institutions allows them to purchase up to $350 million of undivided interests in our accounts receivable from certain retail customers (see notes 2(c) and 16 to our consolidated financial statements). We believe it improves cash flows while serving as a source of liquidity for our operations.

In 2000, we established three separate sale-leaseback transactions in connection with the acquisition of the REMA facilities. We used this off-balance sheet arrangement to finance, in part, the acquisition of these facilities (see notes 2(c) and 14(a) to our consolidated financial statements).

Certain off-balance sheet transactions that we do not expect to have a current or future material effect on our results of operations, financial condition or cash flows are disclosed in notes 8 and 14(e) to our consolidated financial statements. We also discuss certain arrangements to facilitate the development, construction, financing and leasing of three power generation projects, which we consolidated the subsidiaries effective January 1, 2003, in notes 2(c), 9 and 14(b) to our consolidated financial statements.

Historical Cash Flows

The following table provides an overview of cash flows relating to our operating, investing and financing activities in 2001, 2002 and 2003:

	Year Ended December 31,
	2001	2002	2003
	(in millions)
Cash (used in) provided by:
Operating activities	$(152)	$516	$869
Investing activities	(838)	(3,487)	1,042
Financing activities	1,000	3,985	(2,889)

Cash Flows – Operating Activities

2003 Compared to 2002 and 2002 Compared to 2001. Net cash provided by operating activities increased $353 million in 2003 compared to 2002. Net cash provided by operating activities increased $668 million in 2002 compared to 2001. The increases are detailed as follows:

	Year Ended December 31,
	2002 Compared to 2001		2003 Compared to 2002
	(in millions)
Changes in working capital and other assets and liabilities	$296	(1)	$349	(3)
Changes in cash flows from operations, excluding working capital and other assets and liabilities	158	(2)	(15	)(4)
Changes in cash flows related to our discontinued operations	214		19

Net increase	$668		$353

(1)	Decrease in net cash outflows from $568 million in 2001 to $272 million in 2002 due to decrease in cash used to meet working capital and other assets and liabilities requirements. See further analysis below.
(2)	Increase in net cash inflows from $612 million in 2001 to $770 million in 2002 due primarily to cash flows provided by our retail energy segment for retail sales in 2002 due to the Texas retail market opening to full competition in January 2002, partially offset by a decline in cash flows of our wholesale energy segment due to a decline in operating results.
(3)	Change in net cash outflows from $272 million in 2002 to net cash inflows of $77 million in 2003 due to decrease in cash used to meet working capital and other assets and liabilities requirements. See further analysis below.
(4)	Decrease in net cash inflows from $770 million in 2002 to $755 million in 2003.

Year Ended December 31, 2003. Net cash provided by our operations in 2003 is detailed as follows (in millions):

Net cash flows from continuing operations, excluding changes in working capital and other assets and liabilities	$755	(1)
Reduced cash requirements for margin deposits	222	(2)
Decrease in accounts receivable	101	(3)
Settlement of volumes delivered	66	(4)
Changes in income tax receivables, net	52	(5)
Net proceeds from receivables facility	23	(6)
Decrease in accounts payable	(195	)(7)
Net option premiums purchased	(101	)(8)
Net purchases of emissions credits	(65)
Increase in restricted cash	(58	)(9)
Purchase of interest rate caps	(29	)(10)
Increase in lease payments related to REMA	(18	)(11)
Discontinued operations	37
Other, net	79

Cash provided by operating activities	$869

(1)	Due to both our retail energy segment’s and wholesale energy segment’s results of operations. See “– EBIT by Business Segment.”
(2)	Cash inflows related to our trading and hedging activities, as margin deposits were primarily replaced with letters of credit.
(3)	Decrease primarily related to decrease in power sales volumes in our wholesale energy segment.

(4)	Relates to volumes delivered under contracted electricity sales to large commercial, industrial and institutional customers and the related energy supply contracts, which were previously recognized as unrealized earnings in prior periods (see note 2(d) to our consolidated financial statements).
(5)	Decrease primarily due to net tax refunds, primarily federal, of $78 million received in 2003.
(6)	See note 16 to our consolidated financial statements.
(7)	Decrease primarily associated with the decrease in purchased power and fuel purchases in our wholesale energy segment as a result of decreased hedging activities.
(8)	Purchases relate to our retail energy segment’s hedging activities.
(9)	Increase primarily related to funds dedicated for the support of lease obligations of REMA and activities of Orion NY. See note 2(l) to our consolidated financial statements.
(10)	See note 9(c) to our consolidated financial statements.
(11)	See note 14(a) to our consolidated financial statements.

Year Ended December 31, 2002. Net cash provided by our operations in 2002 is detailed as follows (in millions):

Net cash flows from continuing operations, excluding changes in working capital and other assets and liabilities	$770	(1)
Decrease in restricted cash	286	(2)
Decrease in collateral deposits related to an operating lease	136	(3)
Two structured transactions settled in 2002	121	(4)
Net proceeds from receivables facility	95	(5)
Decrease in accounts payable	(245	)(6)
Increase in margin deposits paid	(193	)(7)
Increase in accounts receivable	(140	)(8)
Increase in lease payments related to REMA	(79	)(9)
Increase in inventory	(65	)(10)
Settlement of forward starting swaps	(55	)(11)
Discontinued operations	18
Other, net	(133)

Cash provided by operating activities	$516

(1)	Due to both our retail energy segment’s and wholesale energy segment’s result of operations. See “– EBIT by Business Segment.”
(2)	Decrease primarily attributable to REMA’s funds becoming effectively unrestricted pursuant to REMA’s lease obligations, partially offset by Orion Power’s operations.
(3)	See note 14(c) to our consolidated financial statements.
(4)	See note 7(a) to our consolidated financial statements.
(5)	See note 16 to our consolidated financial statements.
(6)	Decrease primarily due to timing of cash payments of our wholesale energy segment.
(7)	Cash outflows for margin deposits are related to our trading and hedging activities and increased partially due to downgrades in our credit ratings in 2002.
(8)	Increase due to the start-up of our retail energy segment in 2002 as a result of the opening of the Texas retail market to full competition in January 2002.
(9)	See note 14(a) to our consolidated financial statements.
(10)	Increase due primarily to fuel inventory related to our wholesale energy segment.
(11)	See note 9(c) to our consolidated financial statements.

Year Ended December 31, 2001. Net cash used in our operations in 2001 is detailed as follows (in millions):

Net cash outflows from continuing operations, excluding changes in working capital and other assets and liabilities	$612	(1)
Decrease in accounts payable	(1,112	)(2)
Increase in lease payments related to REMA	(181	)(3)
Deposits in a collateral account related to an operating lease	(145	)(4)
Increase in restricted cash primarily related to REMA	(117	)(5)
Two structured transactions entered into in 2001	(117	)(6)
Decrease in accounts receivable	809	(7)
Decrease in margin deposits paid	167	(8)
Change in intercompany balances with CenterPoint	94
Discontinued operations	(196)
Other, net	34

Cash used in operating activities	$(152)

(1)	Due primarily to our wholesale energy segment’s results of operations. See “– EBIT by Business Segment.”
(2)	Decrease primarily due to decline in average price paid for gas purchases related to our wholesale energy segment.
(3)	See note 14(a) to our consolidated financial statements.
(4)	Net collateral deposits paid by us. See note 14(c) to our consolidated financial statements.
(5)	See notes 2(l) and 9 to our consolidated financial statements.
(6)	See note 7(a) to our consolidated financial statements.
(7)	Decrease due to decline in revenues due to lower power prices coupled with timing of cash receipts related to our wholesale energy segment.
(8)	Decrease related to reduced net margin deposits on energy trading and hedging activities as a result of reduced commodity volatility and relative price levels of natural gas and power.

Cash Flows – Investing Activities

2003 Compared to 2002. Net cash provided by/used in investing activities changed by $4.5 billion in 2003 compared to 2002, primarily due to the acquisition of Orion Power for $2.9 billion in 2002. In addition, cash flows provided by investing activities of our discontinued operations increased $1.5 billion in 2003 compared to 2002. See below.

2002 Compared to 2001. Net cash used in investing activities increased $2.6 billion in 2002 compared to 2001, primarily due to the acquisition of Orion Power for $2.9 billion in 2002. In addition, cash flows from investing activities of our discontinued operations changed by $213 million in 2002 compared to 2001.

Year Ended December 31, 2003. Net cash provided by investing activities during 2003 was $1.0 billion, primarily due to cash inflows of $1.6 billion from our discontinued operations primarily due to net proceeds from the sales of our Desert Basin plant operations ($285 million) and our European energy operations ($1.4 billion). See notes 22 and 23 to our consolidated financial statements. This was offset by cash outflows due to capital expenditures of $572 million primarily related to our power generation operations and development of power generation projects.

Year Ended December 31, 2002. Net cash used in investing activities during 2002 was $3.5 billion, primarily due to the acquisition of Orion Power for $2.9 billion in February 2002 and $623 million in capital expenditures primarily related to our power generation operations and development of power generation projects. This was offset by cash inflows of $101 million from our discontinued operations primarily due to a $137 million cash dividend from our discontinued European energy operation’s equity investment in NEA.

Year Ended December 31, 2001. Net cash used in investing activities during 2001 was $838 million, primarily due to $728 million of capital expenditures primarily related to our power generation operations and to a lesser extent by cash outflows of $112 million from our discontinued operations.

Cash Flows – Financing Activities

2003 Compared to 2002. Net cash used in/provided by financing activities during 2003 changed by $6.9 billion compared to 2002. See below for discussion.

2002 Compared to 2001. Net cash provided by financing activities during 2002 increased by $3.0 billion compared to 2001. See below for discussion.

Year Ended December 31, 2003. Net cash used in financing activities in 2003 is detailed as follows (in millions):

Prepayments of senior secured term loans	$(2,048	)(1)
Net payments of senior secured revolving credit facility	(1,108	)(1)
Prepayment of senior revolving credit facility in conjunction with March 2003 refinancing	(350	)(1)
Payments of financings costs	(184	)(2)
Net payments on Orion MidWest term loan and revolving working capital facility	(135)
Net proceeds from senior secured notes issued July 2003	1,056	(1)
Net proceeds from convertible senior subordinated notes issued June and July 2003	266	(1)
Net proceeds from additional PEDFA bond issuance for Seward generation plant	99	(1)
Net borrowings under a financing commitment	95	(3)
Draws under letters of credit to provide support for REMA’s lease obligations	42	(1)
Discontinued operations	(752	)(4)
Other, net	130

Cash used in financing activities	$(2,889)

(1)	See note 9 to our consolidated financial statements.
(2)	See note 2(r) to our consolidated financial statements.
(3)	Net borrowings due to construction agency financing commitment for the construction of three power generation facilities in the first quarter of 2003 prior to the March 2003 refinancings. See notes 9(a) and 14(b) to our consolidated financial statements.
(4)	See note 22 to our consolidated financial statements.

Year Ended December 31, 2002. Net cash provided by financing activities during 2002 of $4.0 billion is primarily due to an increase in short-term borrowings used to fund the acquisition of Orion Power and an increase in working capital to meet future obligations and other working capital requirements. In addition, net cash provided by financing activities increased due to decreased investments of excess cash in an affiliate of CenterPoint. These cash inflows were partially offset by the purchase of $200 million in principal amount of the Orion Power Holdings 4.5% convertible senior notes. See note 9(a) to our consolidated financial statements.

Year Ended December 31, 2001. Net cash provided by financing activities during 2001 of $1.0 billion is primarily due to net proceeds from the IPO of $1.7 billion, offset by $731 million of changes in notes with affiliated companies and a $189 million treasury stock purchase. Pursuant to the terms of the master separation agreement with CenterPoint, we used $147 million of the net IPO proceeds to repay certain indebtedness owed to CenterPoint. Proceeds not initially utilized from the IPO during 2001 were advanced on a short-term basis to CenterPoint, which provided a cash management function. As of December 31, 2001, we had $390 million of outstanding advances to CenterPoint. During 2001 and 2002, the IPO proceeds were used for repayment of third party borrowings, repurchase of our common stock, capital expenditures and payment of taxes, interest and other payables. In May 2001, prior to the closing of the IPO, CenterPoint converted to equity or contributed to us an aggregate of $1.7 billion of indebtedness owed by us to CenterPoint of which $35 million was related accrued intercompany interest expense. Following the IPO, CenterPoint no longer provided financing or credit support for us, except for specified transactions or for a limited period of time.

New Accounting Pronouncements, Significant Accounting Policies and Critical Accounting Estimates

New Accounting Pronouncements

For discussion regarding new accounting pronouncements that will impact us, see note 2(v) to our consolidated financial statements.

Significant Accounting Policies

For discussion regarding our significant accounting policies, see note 2 to our consolidated financial statements.

Critical Accounting Estimates

As required by GAAP, we make a number of estimates and judgments in preparing our consolidated financial statements. These estimates, to the extent they differ from actual results, can have a significant impact on our recorded assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. In this section, we discuss those estimates that we deem to be “critical accounting estimates.” We consider an estimate to be a material “critical accounting estimate” due to either (a) the level of subjectivity or judgment necessary to account for highly uncertain matters or (b) the susceptibility of such matters to change, and that have a material impact on the presentation of our financial condition or results of operations. The audit committee of our board of directors reviews each critical accounting estimate with our senior management.

Goodwill.

As of November 1 of each year, we test goodwill for each of our segments. In addition, we test goodwill if an event occurs indicating that an asset carrying value may not be recoverable. The following table shows net goodwill by reportable segment for the indicated period:

	December 31,
	2002			2003
	Retail Energy	Wholesale Energy	Consolidated	Retail Energy	Wholesale Energy	Consolidated
	(in millions)
Goodwill	$32	$1,509	$1,541	$53	$430	$483

In 2001, we determined goodwill associated with our communications business was impaired and recorded a goodwill impairment of $19 million that was reported in amortization expense. In 2002, we recognized impairment charges totaling $716 million related to our European energy segment goodwill ($234 million reported as a cumulative effect of a change in accounting principle and $482 million reported as a component of loss from discontinued operations). In 2003, we recognized impairment charges totaling $985 million related to our wholesale energy reporting unit. For information regarding impairment charges reflected in the reported periods in our consolidated financial statements, see note 6 to our consolidated financial statements.

We estimate the fair value of our wholesale energy segment based on a number of subjective factors, including: (a) appropriate weighting of valuation approaches (income approach, market approach and comparable public company approach), (b) projections about future power generation margins, (c) estimates of our future cost structure, (d) discount rates for our estimated cash flows, (e) selection of peer group companies for the public company approach, (f) required level of working capital, (g) assumed terminal value and (h) time horizon of cash flow forecasts.

We consider the estimate of fair value to be a critical accounting estimate for our wholesale energy segment because (a) a potential goodwill impairment could have a material impact on our financial position and results of operations and (b) the estimate is based on a number of highly subjective judgments and assumptions. We do not consider the estimate of fair value and goodwill of our retail energy segment to be a critical accounting estimate as our prior estimates of fair value for that reporting unit significantly exceeded the carrying value.

In determining the fair value of our wholesale energy segment in 2003, we made the following key assumptions: (a) the markets in which we operate will continue to be deregulated; (b) demand for electricity will grow, which will result in lower reserve margins; (c) there will be a recovery in electricity margins over time to a level sufficient such that companies building new generation facilities can earn a reasonable rate of return on their investment and (d) the economics of future construction of new generation facilities will likely be driven by regulated utilities. As part of our process, we modeled all of our power generation facilities and those of others in the regions in which we operate. The following table summarizes certain of these significant assumptions:

	January 2002	November 2002	July 2003	November 2003
Number of years used in internal cash flow analysis (1)	5	15	15	15
EBITDA multiple for terminal values (2)	6.0	7.0 to 7.5	7.5	7.5
Risk-adjusted discount rate for our estimated cash flows	9.0%	9.0%	9.0%	9.0%
Average anticipated growth rate for demand in power (3)	2.0%	2.0%	2.0%	2.0%
After-tax return on investment for new investment (4)	9.0%	9.0%	7.5%	7.5%

(1)	The numbers of years used in the internal cash flow analysis changed from 5 years in the January 2002 test to 15 years due to the fact that five years in the forecast did not capture the full impact of the cyclical nature of our wholesale energy operations. Additional periods were included in the forecasts to derive an appropriate forecast period, which was used to determine the estimated terminal value. As of January 2002, based on current market conditions in the wholesale energy industry, management did not believe additional periods beyond five years in the forecast were required.
(2)	The EBITDA multiple for terminal values changed from 6.0 in the January 2002 test to 7.0 to 7.5 in the November 2002 test and from 7.0 to 7.5 in the November 2002 test to 7.5 in the 2003 tests due to the independent appraiser’s updated analysis of the public guideline companies that indicated higher multiples were appropriate to calculate the terminal values at the applicable dates.
(3)	Depending on the region, the specific rate is projected to be somewhat higher or lower.
(4)	Based on our assumption in 2003 that regulated utilities will be the primary drivers underlying the construction of new generation facilities, we have assumed that the after-tax return on investment will yield a return representative of a regulated utility’s cost of capital (7.5%) rather than that of an independent power producer (9.0%). Based on changes in assumed market conditions, including regulatory rules, we have changed the projected time horizon for substantially achieving the after-tax return on investment to 2008 – 2012 (depending on region). Formerly, we had assumed that the time horizon for substantially achieving this rate of return was 2006 – 2010.

Because we recognized a goodwill impairment in 2003, in the near future, if our wholesale energy market outlook changes negatively, we could have additional impairments of goodwill that would need to be recognized. In addition, our ongoing evaluation of our wholesale energy business could result in decisions to mothball, retire or dispose of additional generation assets, any of which could result in additional impairment charges related to goodwill, impact our fixed assets’ depreciable lives or result in fixed asset impairment charges.

California Net Receivables.

As described in note 15(b) to our consolidated financial statements, we have recorded a $189 million net receivable, included in the $242 million below, as of December 31, 2003 for energy sales in California during the period from October 2, 2000 through June 20, 2001. The receivable is an estimate based on a number of assumptions regarding (a) the outcome of a FERC refund proceeding and (b) the realizability of the receivables due to creditworthiness issues.

We consider this estimate, which affects only our wholesale energy segment, to be a critical accounting estimate because (a) changes in this estimate can have a material impact on our financial position and results of operations and (b) the estimate of the net receivable is based on a number of highly subjective judgments and assumptions. In estimating the net receivable, we have made a number of assumptions, as set forth in the following table, regarding (a) the estimated refund obligation, (b) the credit reserve and (c) the interest receivable:

	December 31,
	2002	2003
	(in millions)
Accounts receivable, excluding refund obligation	$306	$326
Refund obligation.	(191)	(81)
Credit reserve	(6)	(21)
Interest receivable	5	18

Accounts receivable, net	$114	$242

For information regarding related changes in our estimates, see note 15(b) to our consolidated financial statements.

Property, Plant and Equipment.

We evaluate our property, plant and equipment for impairment if events indicate that the carrying value of these assets may not be recoverable. If the sum of the undiscounted expected future cash flows from an asset is less than the carrying value of the asset, we recognize an impairment by subtracting the fair value of the asset from its carrying value. We consider the fair value estimate to be a critical accounting estimate because (a) an impairment can have a material impact on our financial position and results of operations and (b) the highly subjective nature of the many judgments and assumptions used in the estimate. The estimate of carrying value primarily affects our wholesale energy segment, which holds approximately 96% of our total net property, plant and equipment.

In determining the existence of an impairment in carrying value, we make a number of subjective assumptions as to: (a) whether an indicator of impairment has occurred, (b) the grouping of assets, (c) the intention of “holding” versus “selling” an asset, (d) the forecast of undiscounted expected future cash flow over the asset’s estimated useful life and (e) if an impairment exists, the fair value of the asset or asset group. If our wholesale energy market outlook changes negatively, we could have additional impairments of our property, plant and equipment in future periods. Additionally, future decisions to mothball, retire or dispose of assets could result in impairment charges. It is also possible that in restructuring and simplifying our operations in the future as discussed in “– Overview” of this section, we may increase the risk of an impairment of certain assets, such as information technology systems, to the extent that changes in our business eliminate the need for such assets.

During 2001, we decided to exit our communications business and recorded fixed asset impairments of $22 million, which is recorded in depreciation expense (see note 17 to our consolidated financial statements). During 2002, we recognized a $37 million impairment recorded in depreciation expense related to steam and combustion turbines and two heat recovery steam generators (see note 14(c) to our consolidated financial statements). During 2003, we recognized depreciation expense of $7 million related to the write-down of an office building to its fair value less cost to sell, which was determined with the assistance of an independent appraiser.

For information concerning the possible impairment of our Liberty plant, see note 15(c) to our consolidated financial statements.

Depreciation Expense.

As of December 31, 2003, approximately 75% of our total gross property, plant and equipment was comprised of electric generation facilities and equipment. We estimate depreciation expense using the straight-line method based on projected useful lives. We consider these estimates, which affect primarily our wholesale segment, to be critical accounting estimates because (a) they require subjective judgments regarding the estimated useful lives of property, plant and equipment and (b) changes in the estimates could affect future depreciation expense and hence our results of operations.

In 2002, we recognized $15 million in depreciation expense for the early retirement of power generation units at the Warren facility. During 2003, we recognized $14 million in depreciation expense for the early retirement of power generation units at two facilities. For additional information regarding depreciation expense, see note 2(f) to our consolidated financial statements.

For power generation facilities purchased in acquisitions, we estimate useful life based on: (a) the condition of the acquired facilities, (b) the fuel type of the generation facilities, (c) future environmental requirements, (d) projected maintenance and (e) projected future cash flows. For power generation facilities that we construct, we use the design life provided in the construction contract. In the absence of a specified design life, we estimate the weighted average life of the components of a power generation unit of a facility.

Significant portions of our facilities were constructed many years ago. Older generating equipment may require significant upgrades, which could affect judgments to their useful life. In addition, alternative technologies could reduce the useful lives of portions of these facilities.

If we had assumed that our gross property, plant and equipments’ lives had decreased by 10% from the estimated lives used in our calculation of depreciation expense for 2003, our depreciation expense would have been approximately $388 million or 11% higher.

Trading and Derivative Activities.

Legacy Trading Positions. We report our legacy trading positions on our consolidated balance sheets at fair value. As discussed in exhibit 99.4 “Quantitative and Qualitative Disclosures about Non-Trading and Trading Activities and Related Market Risks” of this Form 8-K, we determine the fair value of our trading assets/liabilities based on (a) prices actively quoted, (b) prices provided by other external sources or (c) prices based on models and other valuation methods.

We consider the fair values of our trading assets/liabilities to be a critical accounting estimate because they are highly susceptible to change from period to period and are dependent on many subjective factors, including (a) estimated forward market price curves; (b) valuation adjustments relating to time value; (c) liquidity valuation adjustments, calculated by utilizing observed market price liquidity, which represent the estimated impact on fair values resulting from the widening of bid/ask spreads for transactions occurring further in the future; (d) costs of administering future obligations under existing contracts and (e) credit adjustments based on estimated defaults by counterparties that are calculated using historical default probabilities for corporate bonds for companies with similar credit ratings. These estimates affect our wholesale energy segment and, prior to 2003, our retail energy segment.

To determine the fair value for energy trading derivatives where there are no market quotes or external valuation services, we rely on modeling techniques. In certain circumstances, prices are modeled using a variety of techniques such as moving averages, calibration models and other time series techniques, market equilibrium analysis, extrapolation/interpolation, a range of contingent claims valuation methods and volumetric risk modeling. There is inherent risk in valuation modeling given the complexity and volatility of energy markets. Therefore, it is possible that results in future periods may be materially different as contracts are ultimately settled.

Non-Trading Derivative Activities. We report our non-trading derivative assets/liabilities on our consolidated balance sheets at fair value. As discussed in exhibit 99.4 “Quantitative and Qualitative Disclosures about Non-Trading and Trading Activities and Related Market Risks” of this Form 8-K, we estimate the fair value of our non-trading derivative assets/liabilities based on (a) prices actively quoted, (b) prices provided by other external sources or (c) prices based on models and other valuation methods. The fair values and deferred gains and losses of our non-trading derivative instruments and contractual commitments qualifying and designated as hedges are based on the same valuation techniques described above for energy trading activities.

We consider the fair values of our non-trading derivative instruments to be a critical accounting estimate due to the same factors applicable to our legacy trading activities. We also believe estimates regarding the probability that hedged forecasted transactions will occur by the end of the time period specified in the original hedging documentation to be a critical accounting estimate. These estimates affect all of our reportable operating segments.

For additional information regarding our legacy trading positions and non-trading derivative activities, see notes 2(d), 7 and 9(c) to our consolidated financial statements and exhibit 99.4 “Quantitative and Qualitative Disclosures about Non-Trading and Trading Activities and Related Market Risks.” Exhibit 99.4 includes value-at-risk information related to our legacy trading positions and an analysis of the impact a 10% hypothetical adverse change on the fair value of our non-trading derivatives at December 31, 2002 and 2003.

Retail Energy Segment Estimated Revenues and Energy Supply Costs.

Accrued Unbilled Revenues. In 2003, accrued unbilled revenues of $290 million represented approximately 3% of our consolidated revenues and 5% of our retail energy segment’s revenues. In 2002, accrued unbilled revenues of $216 million represented approximately 2% of consolidated revenues and 5% of our retail energy segment’s revenues.

Accrued unbilled revenues are based on our estimate of the amount of energy delivered to customers since the date of the last meter reading and on customer metering information (which we have limited ability to confirm) furnished to us by the ERCOT ISO. In estimating electricity usage volumes, we rely upon daily forecasted volumes, estimated customer usage by class and applicable customer rates based on analyses reflecting significant historical trends and experience. Volume estimates by customers are then multiplied by our estimated rate by customer class to calculate the unbilled revenues to be recorded. We record the unbilled revenues in the current reporting period and then reverse it in the subsequent reporting period when actual usage and rates are known and billed.

We consider our estimate of accrued unbilled revenue to be a critical accounting estimate because of (a) the uncertainty inherent in estimating customer volumes, (b) the problems or delays in the flow of information between the ERCOT ISO, the transmission and distribution utilities and us and other retail electric providers, (c) the potential negative impact on our business, results of operation and cash flows based on the receipt of inaccurate or delayed information from the transmission and distribution utilities or the ERCOT ISO and (d) the fact that as additional information becomes available, the impact of recognizing revised estimates in subsequent periods relating to a previous period can be material to our retail energy segment’s and our consolidated results of operations. If our estimate of either electricity usage volumes or estimated rates were to increase or decrease by 3%, our accrued unbilled revenues at December 31, 2003 would have increased or decreased by approximately $9 million. A 3% increase or decrease in both our estimated electricity usage and estimated rates would have increased or decreased our accrued unbilled revenues at December 31, 2003 by approximately $17 million.

Estimated Energy Supply Costs. We record energy supply costs for electricity sales and services to retail customers based on estimated supply volumes and an estimated rate per MWh for the applicable reporting period. We consider this accounting estimate to be a critical accounting estimate because of (a) the uncertainty inherent in estimating both the supply volumes and the rate per MWh and (b) the uncertainty related to the ERCOT ISO settlement process (as discussed below) and (c) the fact that, as additional information becomes available, the impact of recognizing revised estimates in subsequent periods relating to a previous period can be material to our retail energy segment’s and our consolidated results of operations.

In 2002 and 2003, a portion of our energy supply costs ($61 million and $53 million, respectively) consisted of estimated transmission and distribution charges not billed by the transmission and distribution utilities.

In estimating supply volumes, we consider the effects of historical customer volumes, weather factors and usage by customer class. We estimate our transmission and distribution delivery fees using the same method that we use for electricity sales and services to retail customers. In addition, we estimate ERCOT ISO fees based on historical trends, estimated supply volumes and initial ERCOT ISO settlements. Volume estimates are then multiplied by the estimated rate and recorded as purchased power expense in the applicable reporting period. If our estimate of electricity usage volumes increased or decreased by 3%, our energy supply costs would have increased or decreased by approximately $6 million. Changes in our volume usage would have resulted in a similar offsetting change in billed volumes, thus partially mitigating our energy supply costs.

Changes in Estimates. During 2003, we revised our estimates and assumptions related to retail energy revenues and energy supply costs in 2002. The revisions resulted in the recognition in 2003 of $39 million of income. As additional information becomes available, we may recognize additional income or losses.

Dependence on ERCOT ISO Settlement Procedures. In Texas, our primary retail energy market, the ERCOT ISO is responsible for scheduling and settling all electricity volumes and related fees. As part of settlement, the ERCOT ISO communicates actual volumes compared to scheduled volumes. The ERCOT ISO calculates an additional charge or credit by calculating the difference between the actual and scheduled volumes multiplied by the market-clearing price for balancing energy service. The ERCOT ISO also charges customer-serving market participants’ administrative fees; reliability must run contract fees; out of merit energy fees and out of merit capacity fees. The ERCOT ISO allocates these and other fees to market participants based on each market participant’s share of the total load. We may not know about these fees, which are generally outside of our control, until the ERCOT ISO bills them. If the ERCOT ISO’s records indicate that our volumes delivered were greater than the volumes our records indicate, we may be billed a larger than expected share of these total fees.

Preliminary settlement information is due from the ERCOT ISO within two months after electricity is delivered. Final settlement information is due from the ERCOT ISO within 12 months after electricity is delivered. We record our estimated supply costs and related fees using estimated supply volumes, as discussed above, and adjust those costs upon receipt of the ERCOT ISO information. Delays in settlements could materially affect the accuracy of our recorded energy supply costs and related fees.

The ERCOT ISO volume settlement process has been delayed on several occasions because of operational problems with data management among the ERCOT ISO, the transmission and distribution utilities and the retail electric providers. During the third quarter of 2002, the ERCOT ISO issued true-up settlements for the pilot time period of July 2001 to December 2001. The ERCOT ISO then temporarily suspended true-up settlement calculations to allow a threshold level of consumption data for subsequent periods from the transmission and distribution utilities to be loaded into the ERCOT ISO’s systems. In 2003, the ERCOT ISO prepared true-up settlement calculations for the period January 2002 through December 2002. The ERCOT ISO has scheduled to resume true-up settlement calculations for 2003 in April 2004.

These settlement calculations indicate that our customers utilized greater volumes of electricity than our records indicated. We have invoked the ERCOT ISO’s dispute resolution process for settlement calculations for the period from January 2002 to date. As of December 31, 2003, the amount in dispute with the ERCOT ISO is $11 million due to differences in volumes partially offset by unaccounted-for-energy costs variances.

Loss Contingencies.

We record a loss contingency when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of those matters that can be estimated. We consider these estimates to be critical accounting estimates because (a) they entail significant judgment by us regarding probabilities and ranges of exposure, (b) the ultimate outcome of the proceedings relating to these contingencies is unknown and (c) the ultimate outcome could have a material adverse effect on our results of operations, financial condition and cash flows. Estimates of contingent losses affect all our reportable segments. For a discussion of these contingencies, see note 15 to our consolidated financial statements.

Deferred Tax Assets Valuation Allowance and Tax Liabilities.

We estimate (a) income taxes in each of the jurisdictions in which we operate, (b) net deferred tax assets based on expected future taxable benefits in such jurisdictions and (c) valuation allowance for deferred tax assets. For additional information regarding these estimates, which affect all of our reportable segments, see note 13 to our consolidated financial statements. We consider these estimates to be a critical accounting estimate because (a) they require estimates of projected future operating results (which are inherently imprecise) and (b) they depend on assumptions regarding our ability to generate future taxable income during the periods in which temporary differences are deductible.

In addition, we recognize contingent tax liabilities through tax expense and tax expense for discontinued operations for estimated exposures related to our current tax positions. We evaluate the need for contingent tax liabilities on a quarterly basis and any change in the amount will be recorded in our results of operations, as appropriate. It could take several years to resolve certain of these contingencies.

Related Party Transactions

For a discussion of related party transactions, see notes 3 and 4 to our consolidated financial statements.